Exhibit 97.0

Servisfirst Bancshares, Inc.

Clawback Policy

Approved September 19, 2023

SERVISFIRST BANCSHARES, INC. AMENDED AND RESTATED CLAWBACK POLICY

The Board of Directors (the “Board”) of ServisFirst Bancshares, Inc., a Delaware corporation (the “Company”), believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated thereunder, and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “Listing Standards”).

Administration. This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Compensation Committee is authorized to consult with the full Board, or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority.

Subject to any limitation under applicable law, the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Any members of the Compensation Committee, and any other members of the Board or employees of the Company who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

Covered Executives. This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Rule 10D-1 promulgated pursuant to the Exchange Act and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”), which shall include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company.

Recoupment; Accounting Restatement. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (1) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (2) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will reasonably promptly require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive:

●	after beginning service as a Covered Executive;
●	who served as a Covered Executive at any time during the performance period for that Incentive Compensation;
●	while the Company has a class of securities listed on a national securities exchange or a national securities association; and
●

during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, and any transition period required by Rule 10D-1 or the Listing Standards.

For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement is the earlier to occur of:

●

the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or

●	the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

●	annual bonuses and other short- and long-term cash incentives;
●	stock options;
●	stock appreciation rights;
●	restricted stock;
●	performance shares; and
●	such other similar incentives the Board may authorize in the future, including stock appreciation rights, restricted stock units and performance units.

“Financial reporting measures” include (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, and (ii) any measure derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

Incentive Compensation is deemed “received” for purposes of this Policy in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation plan, program, award, or agreement is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

Excess Incentive Compensation: Amount Subject to Recovery. The amount of Incentive Compensation to be recovered under this Policy (the “Erroneously Awarded Compensation”) is the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid.

For Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

●	The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received; and
●	The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange or association on which it is listed.

With respect to any compensation plans or programs that take into account Incentive Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

Method of Recoupment. The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash Incentive Compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by a Covered Executive to fund potential recovery obligations under this Policy.

Interpretation. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and any other applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date. This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability. The Board shall recover Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards.

Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted December 21, 2015.

Amended And Restated September 18, 2023.